Exhibit 10.1
PIEDMONT REALTY TRUST, INC.
EXECUTIVE SEVERANCE PLAN
As amended and restated June 6, 2025
1.Establishment; Purpose.
(a)Establishment. Piedmont Realty Trust, Inc. (formerly known as Piedmont Office Realty Trust, Inc.), a Maryland corporation, established this Piedmont Realty Trust Executive Severance Plan (formerly known as the Piedmont Office Realty Trust Executive Severance Plan (the “Plan”), effective September 30, 2024 (the “Effective Date”) and which is hereby amended and restated effective June 6, 2025 to replace all references to Piedmont Office Realty Trust, Inc. with Piedmont Realty Trust, Inc. The Plan shall apply to each Participant who incurs a Qualified Termination on or after the Effective Date.
(b)Purpose. The purposes of the Plan include (i) providing certain executives of the Company and/or any Affiliate who become Participants with severance pay benefits in the event of the termination of their employment (whether before or in connection with a Change in Control of the Company), (ii) better enabling the Company and its Affiliates to attract and retain highly qualified executives, and (iii) providing Participants with individual financial security in the event of a Change in Control of the Company so that such individuals are focused on pursuing transaction opportunities that are beneficial to shareholders. The Plan is not intended to constitute an “employee pension benefit plan” within the meaning of Section 3 of ERISA and the corresponding Department of Labor regulations and other guidance.
2.Definitions. For purposes of the Plan, the following terms have the meanings set forth below:
“Accrued Compensation” means the sum of the following: (a) any accrued but unpaid payments of the Participant’s Annual Base Salary through the Termination Date; (b) a payment in respect of all unpaid, but accrued and unused vacation or paid time off through the Termination Date, but only to the extent required by Company policy and/or applicable law; (c) any annual bonus earned but unpaid as of the Termination Date for any previously completed fiscal year (i.e., not the Termination Year); (d) reimbursement for any unreimbursed business expenses properly incurred by the Participant in accordance with Company policy through the Termination Date; and (e) such rights, if any, under any award granted to the Participant pursuant to the Incentive Plan and other compensation programs and employee benefits to which the Participant may be entitled upon termination of employment according to the documents governing such benefits.
“Administrator” means the Compensation Committee of the Board, which shall be responsible for the general administration and management of this Plan.
“Affiliate” means: (a) any Subsidiary of the Company; (b) any corporation or other entity that, directly or through one (1) or more intermediaries, controls, is controlled or is under common control with the Company; and (c) any corporation or other entity in which the Company has a significant equity interest, as determined by the Administrator.

“Annual Base Salary” means the Participant’s annual base salary (including all amounts of such base salary that are voluntarily deferred under any qualified and non-qualified plans of the Company) determined at the highest rate in effect during the twelve (12) month period immediately preceding a Participant’s Termination Date.
“Board” means the Board of Directors of the Company.
“Cause” means:
(a)any material act or material omission by Participant which constitutes intentional misconduct in connection with the Company’s or any Affiliate’s business or relating to Participant’s duties as reasonably assigned by Participant’s supervisor or a willful violation of law in connection with the Company’s or any Affiliate’s business or relating to Participant’s duties as reasonably assigned by Participant’s supervisor;
(b)an act of fraud, conversion, misappropriation or embezzlement by Participant with respect to the Company’s or any Affiliate’s assets or business or assets in the possession or control of the Company or any Affiliate or conviction of, indictment for (or its procedural equivalent) or entering a guilty plea or plea of no contest with respect to a felony, the equivalent thereof or any crime involving any moral turpitude with respect to which imprisonment is a common punishment;
(c)any act of dishonesty committed by Participant in connection with the Company’s or any Affiliate’s business or relating to Participant’s duties as reasonably assigned by Participant’s supervisor;
(d)the willful neglect of material duties of Participant (as reasonably assigned by Participant’s supervisor) or gross misconduct by Participant;
(e)a Participant’s violation of any of the Company’s policies, including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse and conflicts of interest and any other written policy of the Company, which breach is materially injurious to the Company’s reputation, business interests and/or employees and other service providers and business partners;
(f)the use of illegal drugs or excessive use of alcohol to the extent that any of such uses, in the Board’s good faith determination, materially interferes with the performance of Participant’s duties to the Company or any Affiliate (as reasonably assigned by Participant’s supervisor);
(g)any other failure (other than any failure resulting from incapacity due to physical or mental illness) by Participant to perform Participant’s material and reasonable duties and responsibilities as an employee, director or consultant of the Company or any Affiliate; or

(h)any breach of the Participant’s restrictive covenants or other material agreement with the Company, any of which continues without cure, if curable, reasonably satisfactory to the Board within ten (10) days following written notice from the Company or any Affiliate (except in the case of a willful failure to perform Participant’s duties or a willful breach, which shall require no notice or allow no such cure right). For purposes of the foregoing sentence, no act, or failure to act, on Participant’s part shall be considered “willful” unless the Participant acted, or failed to act, in bad faith or without reasonable belief that Participant’s act or failure to act was in the best interest of the Company or any Affiliate. During the Change in Control Period, a Participant who was Chief Executive Officer or an Executive Officer as of immediately prior to the commencement of the Change in Control period shall not be deemed to be terminated for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by at least two-thirds of the independent members of the Board (or, if the Company is controlled by another corporation or entity, by the independent members of the board of directors of the ultimate parent of the Company) (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board (or the board of directors of the ultimate parent, if applicable), finding that, in the good faith opinion of the Board (or the board of directors of the ultimate parent, if applicable), the Participant is guilty of the conduct described in one or more of clauses (a) through (h) above and specifying the particulars thereof in detail.
“Change in Control Period” means the period beginning three (3) months before the Change in Control and ending on the date that is twenty-four (24) months following the Change in Control.
“Change in Control” has the meaning set forth in Incentive Plan.
“CIC Severance Multiplier” means (a) in the case of the Company’s Chief Executive Officer, three (3); (b) in the case of an Executive Officer, two (2); and (c) in the case of a Designated EVP, one (1).
“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.
“Company” has the meaning given to that term in Section 1(a) hereof.
“Designated EVP” means an executive employed by the Company or its Subsidiaries with the title of executive vice president who the Administrator designates as eligible for the Plan and who is not an Executive Officer and who is not the Company’s Chief Executive Officer.
“Disability” means physical or mental incapacity whereby the Participant is unable with or without reasonable accommodation for (a) a period of six (6) consecutive months or (b) for an aggregate of nine (9) months in any twenty-four (24) consecutive month period, to perform the essential functions of Participant’s duties; provided, in each case, that solely to the extent necessary to avoid the application of a penalty under Section 409A of the Code, the Participant is disabled within the meaning of Section 409A(a)(2)(C) of the Code.

“Eligible Executive” means: (a) the Company’s Chief Executive Officer; (b) an Executive Officer; and (c) a Designated EVP.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Executive Officer” means an executive who (a) is employed by the Company or its Subsidiaries, (b) is designated by the Company as an “executive officer” of the Company consistent with 17 CFR 240.3b-7, and (c) is not the Company’s Chief Executive Officer.
“General Severance Multiplier” means (a) in the case of the Company’s Chief Executive Officer, two (2); (b) in the case of an Executive Officer, one (1); and (c) in the case of a Designated EVP, zero (0).
“Good Reason” means the occurrence of any of the following events, without the express written consent of the Participant:
(a)the failure of the Company to pay or cause to be paid scheduled installments of the Participant’s Annual Base Salary or other compensation when due;
(b)a material diminution in the Participant’s status, including, title, position, duties, authority or responsibility;
(c)(i) outside of a Change in Control Period, a material reduction in the Participant’s Annual Base Salary or Target Annual Bonus, in each case, as in effect for the Participant as of immediately prior to the Effective Date (or as thereafter increased from time to time) or (ii) during a Change in Control Period, any reduction in the Participant’s Base Salary or Target Annual Bonus, in each case, as in effect for the Participant as of immediately prior to the Termination Date or as of immediately prior to the Change in Control Period (whichever is greater);
(d)relocation of a Participant’s principal office location to a location more than fifty (50) miles from its location as of immediately prior to such relocation;
(e)any other event or circumstance specified in a Participant’s Participation Agreement; or
(f)during a Change in Control Period, a reduction in the Participant’s annual equity incentive opportunity as in effect for the Participant as of immediately prior to the Termination Date or as of immediately prior to the Change in Control Period (whichever is greater).
Notwithstanding the foregoing, (1) Good Reason shall not be deemed to exist unless the Participant gives to the Company a written notice identifying the event or condition purportedly giving rise to Good Reason expressly referencing the applicable clause of this definition within ninety (90) days after the time at which the Participant first becomes aware of the event or condition; and (2) if there exists an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of Good Reason is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute

Good Reason hereunder; and if the Company does not cure such event or condition within such thirty (30) day period, the Participant shall have thirty (30) days thereafter to give Notice of Termination of employment on account thereof to the Company (with such Notice of Termination specifying a termination date no later than ten (10) days from the date of such Notice of Termination).
“Incentive Plan” means the Company’s 2007 Omnibus Incentive Plan, as amended and/or restated from time to time, or any successor shareholder-approved equity incentive plan maintained by the Company.
“Notice of Termination” means a written notice that (a) indicates the specific termination provision in the Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall be not more than thirty (30) calendar days after the giving of such notice).
“Other Benefits” has the meaning given to that term in Section 4(f) hereof.
“Participant” has the meaning given to that term in Section 3(a) hereof.
“Participation Agreement” means the latest participation agreement signed by the Company and an Eligible Executive providing for the Eligible Executive’s participation in the Plan.
“Plan” has the meaning given to that term in Section 1(a) hereof.
“Qualified Termination” means any termination of a Participant’s employment: (i) by the Company other than for Cause, Disability or death; or (ii) by a Participant for Good Reason.
“Release” has the meaning given to that term in Section 6 hereof.
“Section 409A” has the meaning give to that term in Section 23(a) hereof.
“Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Administrator, including any entity that qualifies as a “subsidiary corporation” of the Company under Section 424(f) of the Code.
“Target Annual Bonus” means (a) with respect to a Participant whose target annual bonus is expressed as a percentage of Annual Base Salary, the Participant’s target annual bonus under the Company’s annual bonus program in which the Participant is covered; and (b) with respect to a Participant whose target annual bonus is expressed as a fixed target value, the Participant’s fixed target value under the Company’s annual bonus program in which the Participant is covered.

“Termination Date” means: (a) if the Participant’s employment is terminated by the Company or any Affiliate for Cause or due to Disability, or by the Participant for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) calendar days after such notice, as the case may be; (b) if the Participant’s employment is terminated by the Company or an Affiliate other than for Cause or Disability, or if the Participant voluntarily resigns without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date it elects in writing between the date of the notice and the proposed date of termination specified in the notice; or (c) if the Participant’s employment is terminated by reason of death, the date of death of Participant.
“Termination Year” means the fiscal year of the Company in which the Termination Date occurs.
3.Participation.
(a)Designation of Participants. Each Eligible Executive who (i) receives a Participation Agreement from the Company, and (ii) executes and returns such Participation Agreement to the Company in accordance with the terms of the Participation Agreement shall be a “Participant” in the Plan. For purposes of this Section 3(a), a Participation Agreement shall be deemed delivered by the Eligible Executive and/or the Company by any of the following methods: (A) upon personal delivery, (B) upon being sent by email or posting to a Company portal to which the Eligible Executive has unrestricted access, (C) on the third (3rd) business day after having been mailed, if sent by first class mail, return receipt requested, or (D) upon delivery by email with receipt acknowledged. Notwithstanding the foregoing, an Eligible Executive who is a party to an employment agreement, offer letter or other agreement with the Company and/or any Affiliate that provides for severance benefits (the “Other Severance Rights”) shall not be become a Participant, unless and until (1) such Eligible Executive is designated as a Participant by the Administrator, and (2) in the case of the Company’s Chief Executive Officer and any Executive Officer, the applicable Participation Agreement shall include a waiver of all rights to the Other Severance Rights under such employment agreement or offer letter.
(b)Duration of Participation. A Participant shall cease to be a Participant in the Plan if: (i) the Participant ceases to be employed by the Company or an Affiliate, unless such Participant is then entitled to a severance benefit as provided in Section 4(a) hereof; or (ii) subject to Section 18 hereof and except as otherwise provided in a Participant’s Participation Agreement, the Administrator removes the Participant from the Plan by providing notice to the Participant in accordance with Section 17 hereof. Further, except as otherwise provided in a Participant’s Participation Agreement, participation in the Plan is subject to the unilateral right of the Administrator to terminate or amend the Plan in whole or in part as provided in Section 18 hereof. Notwithstanding anything herein to the contrary, a Participant who is then entitled to a severance benefit as provided in Section 4(a) hereof shall remain a Participant in the Plan until the amounts and benefits payable under the Plan have been paid or provided to the Participant in full. Any severance benefits to be provided to a Participant under the Plan are subject to all of the terms and conditions of the Plan, including Sections 6 and 7 hereof.
(c)No Employment Rights. To the extent permitted by applicable law, participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Company or any Affiliate to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).
4.Severance Benefits.
(a)Qualified Termination. Subject to compliance with Sections 6 and 7 hereof, in the event that a Participant incurs a Qualified Termination or a termination due to death or Disability on or after the Effective Date, the Participant shall be entitled to the compensation and benefits set forth in Sections 4(b), 4(c) and 4(d) hereof (as applicable).
(b)Termination due to Death or Disability. Subject to Sections 4(h), 6 and 7 hereof, if the Participant’s employment is terminated due to the Participant’s death or Disability, the Participant shall be entitled to the following benefits.
(i)Accrued Compensation. The Company shall pay or provide the Accrued Compensation to the Participant or the Participant’s estate. The Accrued Compensation shall be paid in a single lump sum within thirty (30) calendar days after the Termination Date, or on such earlier date as may be required by the applicable Company plan or policy or by applicable law; provided, however, that if any portion of the Accrued Compensation constitutes “nonqualified deferred compensation” within the meaning of Section 409A, such portion of the Accrued Compensation payment shall be paid (A) if such portion corresponds to an annual bonus, at the time that bonuses with respect to such previously completed fiscal year(s) are or otherwise would be paid in accordance with the terms of the applicable plan, and/or (B) if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such Accrued Compensation, then in accordance with such election.
(ii)Severance Payment. The Company shall pay to the Participant or the Participant’s estate the amount of severance pay equal to (x) the General Severance Multiplier, multiplied by (y) the sum of Participant’s (A) Annual Base Salary, and (B) the Participant’s Target Annual Bonus for the Termination Year.
(iii)Pro-Rated Target Annual Bonus. The Company shall pay to the Participant or the Participant’s estate a pro-rata portion of the Participant’s Target Annual Bonus for the Termination Year. Such pro-rata bonus payout will be equal to (x) the amount of the Target Annual Bonus for the Termination Year multiplied by (y) the percentage of the Termination Year that shall have elapsed through the Termination Date.
(iv)Equity Awards. Each equity award held by the Participant pursuant to the Incentive Plan that is subject solely to a time-based vesting condition shall become vested as follows: (1) either in accordance with the original terms of the award, or (2) as though such grant or award had vested, on a pro-rated basis over the applicable time-based vesting period specified in the original award, based on the percentage of such vesting period that shall have elapsed through the Termination Date, reduced by vested installments already received, whichever results in the highest number of vested securities or other rights. The Participant or the Participant’s estate shall have the greater of (A) thirty (30) days or (B) the period specified in the grant or award, in which to exercise (if applicable) any vested awards; provided, that in no event shall such exercise period be extended past the date the grant or award expires by its terms.
(v)Health Continuation. The Company shall pay to the Participant or the Participant’s estate a cash payment in an amount equal to (x) the full monthly premium charged for coverage under the Company’s group medical plan at Participant’s then current level of coverage as of the Qualified Termination, multiplied by (y) twelve (12), multiplied by (z) 170%, to account for any applicable federal, state and other taxes payable by the Participant or the Participant’s estate with respect to the payment or distribution pursuant to this Section 4(b)(v). For the avoidance of doubt, such payment is not required to be used by the Participant to purchase medical coverage.
(c)Qualified Termination not in Connection with Change in Control. Subject to Sections 4(h), 6 and 7 hereof, if the Participant’s Qualified Termination occurs outside of the Change in Control Period, the Participant shall be entitled to the following benefits.
(i)Accrued Compensation. The Company shall pay or provide the Accrued Compensation to the Participant. The Accrued Compensation shall be paid in a single lump sum within thirty (30) calendar days after the Termination Date, or on such earlier date as may be required by the applicable Company plan or policy or by applicable law; provided, however, that if any portion of the Accrued Compensation constitutes “nonqualified deferred compensation” within the meaning of Section 409A, such portion of the Accrued Compensation payment shall be paid (A) if such portion corresponds to an annual bonus, at the time that bonuses with respect to such previously completed fiscal year(s) are or otherwise would be paid in accordance with the terms of the applicable plan, and/or (B) if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such Accrued Compensation, then in accordance with such election.
(ii)Severance Payment. The Company shall pay to the Participant the amount of severance pay equal to (x) the General Severance Multiplier, multiplied by (y) the sum of Participant’s (A) Annual Base Salary, and (B) the Participant’s Target Annual Bonus for the Termination Year (disregarding any reduction thereto that constitutes Good Reason).
(iii)Pro-Rated Target Annual Bonus. The Company shall pay to the Participant a pro-rata portion of the Participant’s Target Annual Bonus for the Termination Year. Such pro-rata bonus payout will be equal to (x) the amount of Target Annual Bonus for the Termination Year (disregarding any reduction thereto that constitutes Good Reason) multiplied by (y) the percentage of the Termination Year that shall have elapsed through the Termination Date.
(iv)Equity Awards. Notwithstanding anything in the Incentive Plan, any sub-plan, or any award agreement to the contrary, each equity award held by the Participant pursuant to the Incentive Plan that (a) is subject solely to a time-based vesting condition shall accelerate and become 100% vested and exercisable (as applicable), and (b) vests based on the attainment of performance goals shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreement. The Participant shall have the greater of (1) thirty (30) days or (2) the period specified in the grant or award, in which to exercise (if applicable) any vested awards; provided, that in no event shall such exercise period be extended past the date the grant or award expires by its terms.
(v)Health Continuation. The Company shall pay to the Participant a cash payment in an amount equal to (w) the full monthly premium charged for coverage under the Company’s group medical plan at Participant’s then current level of coverage as of the Qualified Termination, multiplied by (x) twelve (12), multiplied by (y) the General Severance Multiplier, multiplied by (z) 170%, to account for any applicable federal, state and other taxes payable by the Participant or the Participant’s estate with respect to the payment or distribution pursuant to this Section 4(c)(v). For the avoidance of doubt, such payment is not required to be used by the Participant to purchase medical coverage.

(d)Qualified Termination in Connection with Change in Control. Subject to Sections 4(h), 6 and 7 hereof, if the Participant’s Qualified Termination occurs during the Change in Control Period (provided, that each of the Qualified Termination and Change in Control occur on or after the Effective Date), the Participant shall be entitled to the following benefits:
(i)Accrued Compensation. The Company shall pay or provide the Accrued Compensation to the Participant. The Accrued Compensation shall be paid in a single lump sum within thirty (30) calendar days after the Termination Date, or on such earlier date as may be required by the applicable Company plan or policy or by applicable law; provided, however, that if any portion of the Accrued Compensation constitutes “nonqualified deferred compensation” within the meaning of Section 409A, such portion of the Accrued Compensation payment shall be paid (A) if such portion corresponds to an Annual Bonus, at the time that bonuses with respect to such previously completed fiscal year(s) are or otherwise would be paid in accordance with the terms of the applicable plan, and/or (B) if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such Accrued Compensation, then in accordance with such election.
(ii)Severance Payment. The Company shall pay to the Participant the amount of severance pay equal to (x) the CIC Severance Multiplier, multiplied by (y) the sum of Participant’s (A) Annual Base Salary, and (B) the Participant’s Target Annual Bonus for the Termination Year or, if greater, as in effect immediately prior to the Change in Control Period (in each case, disregarding any reduction thereto that constitutes Good Reason).
(iii)Pro-Rated Target Annual Bonus. The Company shall pay to the Participant a pro-rata portion of the Participant’s Target Annual Bonus for the Termination Year. Such pro-rata bonus payout will be equal to (x) the amount of Target Annual Bonus for the Termination Year or, if greater, as in effect immediately prior to the Change in Control Period (in each case, disregarding any reduction thereto that constitutes Good Reason) multiplied by (y) the percentage of the Termination Year that shall have elapsed through the Termination Date.
(iv)Equity Awards. Notwithstanding anything in the Incentive Plan, any sub-plan, or any award agreement to the contrary, each equity award held by the Participant pursuant to the Incentive Plan that (a) is subject solely to a time-based vesting condition (including any performance-based vesting equity award that is converted into a time-based vesting equity award upon the occurrence of a Change in Control in accordance with Section 5) shall accelerate and become 100% vested and exercisable (as applicable) and (b) vests based on the attainment of performance goals which remain applicable as of the Termination Date (because such award was granted after the Change in Control such that Section 5 does not apply) shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreement. The Participant shall have the greater of (1) thirty (30) days or (2) the period specified in the grant or award, in which to exercise (if applicable) any vested awards; provided, that, in no event shall such exercise period be extended past the date the grant or award expires by its terms.
(v)Health Continuation. The Company shall pay to the Participant a cash payment in an amount equal to (w) the full monthly premium charged for coverage under the Company’s group medical plan at Participant’s then current level of coverage as of the Qualified Termination, multiplied by (x) twelve (12), multiplied by (y) the CIC Severance Multiplier, multiplied by (z) 170%, to account for any applicable federal, state and other taxes payable by the Participant or the Participant’s estate with respect to the payment or distribution pursuant to this Section 4(d)(v). For the avoidance of doubt, such payment is not required to be used by the Participant to purchase medical coverage.
(e)Severance Payment Date. Any severance and benefits payable pursuant to Sections 4(b)(ii), (iii) and (iv) and Sections 4(c)(ii), (iii) and (iv) hereof will be paid in a lump sum cash payment on the first payroll date following the date on which the Release has become effective and irrevocable, less all applicable taxes and withholdings; provided, however, that the Release has become effective and irrevocable in accordance with its terms by the sixtieth (60th) day following the Termination Date.
(f)Other Benefits. To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to the Participant (or his or her beneficiary or estate) any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which the Participant is entitled under Part 6 of Subtitle B of Title I of ERISA (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Termination Date.
(g)Other Terminations. If a Participant’s employment is terminated for Cause or as a result of Participant’s voluntarily resignation without Good Reason, then the Company shall pay or provide to the Participant only: (i) the Other Benefits, and (ii) the Accrued Compensation, paid in a single lump sum within thirty (30) calendar days after the Termination Date, or on such earlier date as may be required by the applicable Company plan or policy or by applicable law, provided, that, any portion of the Accrued Compensation that constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be paid (A) if such portion corresponds to an annual bonus, at the time that bonuses with respect to such previously completed fiscal year(s) are or otherwise would be paid in accordance with the terms of the applicable plan, and/or (B) if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such Accrued Compensation, then in accordance with such election.
(h)Notice of Termination. Any termination by the Company for Cause or by Participant for Good Reason shall be communicated by Notice of Termination to the Participant or to the Company, as applicable, in accordance with Section 17 hereof. The failure by the Company or the Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason, as applicable, shall not waive any right of the Company or the Participant hereunder or preclude the Company or the Participant from asserting such fact or circumstance in enforcing the Company’s or the Participant’s rights hereunder.
(i)Resignation from All Positions. Notwithstanding any other provision of the Plan, upon the termination of a Participant’s employment for any reason, unless otherwise requested by the Company, the Participant shall immediately resign from all officer and director positions that he or she may hold with the Company and its Affiliates. As a condition of receiving any severance benefits under the Plan, each Participant shall execute any and all documentation to effectuate such resignations upon request by the Company, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.
5.Performance-Based Awards. Notwithstanding anything in the Incentive Plan, any sub-plan, or any award agreement to the contrary, upon the occurrence of a Change in Control, each performance-based vesting equity award held by a Participant pursuant to the Incentive Plan shall automatically convert to a time-based vesting equity award relating to a number of shares of Company common stock equal to (a) the target number of shares underlying such award immediately prior to the Change in Control, multiplied by (b) the greater of (i) the actual level of achievement of the applicable performance goals as of the most recent practicable date prior to the Change in Control, as determined by the Administrator prior to the Change in Control and (ii) the target level of achievement of the applicable performance goals. Such converted time-based vesting equity award shall remain subject to the time-based vesting conditions applicable to such award under the applicable award agreement, except as otherwise provided in Section 4(d)(iv).
6.Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any severance payment or benefit under Sections 4(b)(ii)-(v), Sections 4(c)(ii)-(v) or Sections 4(d)(ii)-(v) hereof, unless: (a) the Participant first executes and delivers to the Company within forty-five (45) calendar days after the Termination Date a fully executed general release of claims in favor of the Company, its Affiliates and their respective officers and directors substantially in the form attached hereto as Annex A (the “Release”); (b) the Participant does not timely revoke the Release; and (c) the Release becomes effective and irrevocable in accordance with its terms on or before the sixtieth (60th) day following the Termination Date; provided, however, that to the extent that any severance payment or benefit is deferred compensation under Section 409A, and is not otherwise exempt from the application of Section 409A, then, if the period during which the Participant may consider and sign the Release spans two (2) calendar years, the severance payment or benefit will not begin until the second (2nd) calendar year. In addition, if a Participant materially breaches any of the material terms of the Release, then the Participant shall not be eligible for any further severance payment or benefits and may be required to repay any severance payments or benefits already paid to the Participant pursuant to the Plan.
7.Restrictive Covenants. As a condition to becoming a Participant hereunder and in consideration of opportunity to receive the severance payments and benefits payable to a Participant under Sections 4(b)(ii)-(v), Sections 4(c)(ii)-(v) or Sections 4(d)(ii)-(v) hereof, which the Participant acknowledges, in combination with the Participant’s access to the Company’s goodwill and trade secrets, are good and valuable consideration, the Participant shall be required to agree to the restrictive covenants set forth in the Participation Agreement, which include, without limitation, covenants regarding maintaining the Company’s confidential information, refraining from soliciting the Company’s employees, suppliers, and customers, refraining from competing with the Company, and refraining from making disparaging remarks, all of which shall be set forth in the Participation Agreement. If a Participant materially violates any of the material provisions of the Participation Agreement, such Participant shall immediately forfeit his right to receive any severance payment or benefits, the Company shall have no further obligation to make any payment of severance payments or benefits to such Participant, and such Participant shall be obligated to repay severance payments or benefits already paid to the Participant pursuant to the Plan to the maximum extent permitted by applicable law.
8.No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.
9.Effect on Other Plans, Agreements and Benefits.
(a)Relation to Other Benefits. Unless otherwise provided herein, nothing in the Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company and/or its Affiliates for which the Participant may qualify, nor, except as explicitly set forth in the Plan, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the

Company and/or its Affiliates. Any economic or other benefit to a Participant under the Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement, workers compensation or other benefit or compensation plan maintained by the Company and/or its Affiliates (except to the extent provided otherwise in any such plan with respect to Accrued Compensation).
(b)Non-Duplication. Notwithstanding the foregoing provisions of Section 9(a) hereof, and except in the case of a Designated EVP, any severance benefits received by a Participant pursuant to the Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company and/or its Affiliates (other than a stock option, restricted stock, share or unit, performance share or unit, long-term transition incentive award, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Further, as a condition of participating in the Plan, each Participant (other than a Designated EVP) who is a party to an offer letter, employment agreement or other contract that otherwise would provide for severance benefits acknowledges and agrees that the severance benefits payable under the Plan shall be in lieu of and in full substitution for (and not in duplication of), any right to severance benefits under any such employment agreement or offer letter with the Company and/or its Affiliates. Designated EVPs will continue to be eligible for any severance benefits provided for under any employment agreement, offer letter or severance program. In addition, while no Participant shall be entitled to receive severance payments under both Sections 4(b) and 4(c) of the Plan for the same Qualified Termination, in the event a Participant’s Qualified Termination occurs within the Change in Control Period, such Participant shall be entitled to the higher severance payments provided for in Section 4(d) of the Plan and for purposes of any Designated EVP, Section 4(d) shall supersede in full any employment agreement, offer letter or severance program.
10.Certain Tax Matters. In the event it shall be determined that any payment or distribution by the Company and/or its Affiliates to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to the Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax benefit to the Participant after reducing the Participant’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) benefit to the Participant without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments made pursuant to Section 4(d)(ii) of the Plan, then to the payments made pursuant to Section 4(d)(iii) of the Plan, then to the payments made pursuant to Section 4(d)(iv) of the Plan and then to any other payment that triggers such Excise Tax in the following order: (a) reduction of cash payments, (b) cancellation of accelerated vesting of equity awards (based on the reverse order of the date of grant), and (c) reduction of any other payments due to the Participant (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to Participant shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made at the Company’s expense by a nationally recognized accounting or valuation firm selected by the Administrator prior to the relevant Change in Control.

11.Administration.
(a)The Administrator shall have all powers and duties reasonably necessary to fulfill its responsibilities, including, but not limited to, the reasonable discretion to interpret, construe, and apply the provisions of this Plan, to determine all questions relating to eligibility for benefits under this Plan, and to make any findings of fact needed in the administration of this Plan. Following a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of discretion hereunder to the Administrator.
12.Claims for Benefits.
(a)Filing a Claim. Any Participant or beneficiary who wishes to file a claim for benefits under the Plan must file his or her claim in writing with the Administrator.
(b)Review of a Claim. The Administrator shall, within ninety (90) calendar days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than one hundred eighty (180) calendar days after such receipt), send a written notification to the Participant or beneficiary as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant or beneficiary to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant or beneficiary may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.
(c)Appeal of a Denied Claim. If a Participant or beneficiary wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Administrator within sixty (60) calendar days after receipt of such denial. Such Participant or beneficiary (or his or her duly authorized legal representative) may, upon written request to the Administrator, (i) review any documents pertinent to his or her claim, and (ii) submit, in writing, issues and comments in support of his or her position. A Participant or beneficiary who fails to file an appeal within the 60-day period set forth in this Section 12(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.
(d)Review of a Claim on Appeal. Within sixty (60) calendar days after receipt of a written appeal (unless the Administrator determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) calendar days after such receipt), the Administrator shall notify the Participant or beneficiary of the final decision. The final decision shall be in writing and shall include: (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.
13.Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the

Administrator, the Company and/or its Affiliates, in any case in accordance with the terms and conditions of the Plan.
14.Successors.
(a)Company Successors. The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. The Company shall require any such successor to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(b)Participant Successors. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 14(b), the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated.
15.Unfunded Status. All payments pursuant to the Plan shall be made from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.
16.Withholding. The Company and/or its Affiliates may withhold from any amounts payable under the Plan all federal, state, city or other taxes as the Company and/or its Affiliates are required to withhold pursuant to any law or government regulation or ruling.
17.Notices. Any notice provided for in the Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Participant shall be sent to the address of Participant most recently provided to the Company. Notices to the Company should be sent to Piedmont Realty Trust, Inc. Attn: Chief Financial and Administrative Officer, 5565 Glenridge Connector Ste. 450, Atlanta, Georgia 30342. Notice and communications shall be effective (a) on the date of delivery, if delivered by hand, (b) on the first business day following the date of dispatch, if delivered utilizing overnight courier, or (c) three (3) business days after having been mailed, if sent by first class mail.
18.Amendments; Termination. The Administrator expressly reserves the universal right to amend, modify, terminate or discontinue the Plan at any time; provided, however, that (a) no amendment or termination of, or discontinuance of participation in, the Plan will decrease the amount of any severance pay or benefits awarded but not yet fully paid to a Participant prior to the date of such amendment or termination without the written consent of the Participant, (b) no such amendment, modification, termination or discontinuation that would impair the rights of a Participant shall be effective unless: (i) such amendment, modification, termination or discontinuance is approved by at least two-thirds of the independent members of the Board; (ii) the Participant is provided no less than ten (10) days’ notice prior to such approval; and (iii) such amendment, modification, termination or discontinuance does not become effective until the twelve (12) month anniversary of the date approved by two-thirds of the independent members of the Board, unless the affected Participant provides advance written consent to such amendment, modification, termination or discontinuance. In addition, during a Change in Control Period or otherwise in connection with or in anticipation of a Change in Control, the Company may not amend, modify, terminate or discontinue the Plan in any manner that would adversely affect the rights of any Participant under the Plan, unless the Participant provides advance written consent to such amendment modification, termination or discontinuance.
19.Governing Law. The Plan shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of Georgia, without regard to conflicts of law principles.
20.Legal Fee Reimbursement during a Change in Control Period. Solely during, or with respect to, a Change in Control Period, the Company agrees to pay as incurred (within ten business days following the Company’s receipt of an invoice from the Participant), to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant, the Participant’s estate or others during, or with respect to, a Change in Control Period of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest (regardless of the outcome) by the Participant about the amount of any payment pursuant to this Plan), plus, in each case, interest on any delayed payment to which the Participant or the Participant’s estate is ultimately determined to be entitled at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code based on the rate in effect for the month in which such legal fees and expenses were incurred.
21.Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but the Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
22.Headings. Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
23.Section 409A.
(a)In General. Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to a Participant upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to a Participant, including immediate taxation, interest and a twenty percent (20%) additional income tax. It is the Company’s intent that the Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under the Plan are intended to qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A to the maximum extent possible. Each installment of any taxable benefits or payments provided under the Plan is intended to be treated as a separate payment for purposes of Section 409A. To the extent that Section 409A is applicable to any taxable benefit or payment, and if a Participant is a “specified employee” as determined by the Company in accordance with Section 409A, then notwithstanding any provision in the Plan to the contrary and to the extent required to comply with Section 409A, all such amounts that would otherwise be paid or provided to such Participant during the first six (6) months following the Termination Date shall instead be accumulated through and paid or provided (without interest) on the first (1st) business day following the six (6)-month anniversary of the Termination Date. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.
(b)Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that are deferred compensation subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company and/or its Affiliates as an employee or consultant, and for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.
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PIEDMONT REALTY TRUST, INC.
EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT
This Participation Agreement (this “Agreement”) under the Piedmont Realty Trust, Inc. Executive Severance Plan (the “Plan”) is made on [DATE], by and between Piedmont Realty Trust, Inc. (the “Company”) and [NAME] (the “Executive”).
WHEREAS, the Company adopted the Plan to attract and retain qualified executives and to provide severance benefits to executives on certain terminations of employment.
WHEREAS, Executive has been designated by the Administrator as an Eligible Executive for purposes of the Plan.
NOW, THEREFORE, the parties agree as follows:
1.Eligibility. Upon Executive signature below, Executive is hereby designated as a Participant in the Plan. In consideration of Executive’s designation as a Participant in the Plan, Executive agrees to the promises and covenants contained in this Agreement and the Plan, including but not limited to, that the Plan’s benefits and Executive’s access to the Company’s goodwill and trade secrets are good and valuable consideration in exchange for the covenants provided herein.
2.Definitions. For purposes of this Agreement, the following terms have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan. “Attorneys” has the meaning given to that term in Section 8 hereof.
“Competing Business” means the business of owning or managing commercial office buildings and any other business in which the Company or any of its Subsidiaries has been engaged within the last twelve (12) months of Executive’s employment or engagement with the Company or its Subsidiaries.
“Competitor” means any person or entity engaged in a Competing Business that has a Concentrated Holding in a submarket in which the Company or any of its Subsidiaries also has a Concentrated Holding as of the date on which Executive ceases to be employed or engaged by the Company or its Subsidiaries.
“Concentrated Holding” means the ownership of both of the following in a particular submarket: (a) two (2) or more properties, and (b) an aggregate of at least 500,000 square feet of office space.
“Confidential Information” means confidential and proprietary information relating to the business of the Company or its Affiliates that (a) has been made known to Executive through Executive’s relationship with the Company or its Affiliates, (b) has value to the Company or its
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Affiliates, and (c) is not generally known to the public. Confidential Information includes, without limitation, information relating to business strategies, investment and disposition strategies, information regarding current or prospective deals and transactions, terms of transaction documents (including but not limited to purchase and sale agreements, operating agreements, lease agreements and employment agreements), financial information, client information, research activities, marketing plans and strategies, and non-public personnel information, regardless of whether such information is marked “confidential.” Confidential Information includes trade secrets (as defined under applicable law) as well as information that does not rise to the level of a trade secret, and it includes information that has been entrusted to the Company by a third party under an obligation of confidentiality. Confidential Information does not include any information that has been (i) voluntarily disclosed to the public by the Company or its Affiliates (except where such public disclosure has been made by Executive without authorization) or that otherwise enters the public domain through lawful means, (ii) independently developed and disclosed by others, or (iii) received by Executive after the date of this Agreement on a non-confidential basis from a person that is not bound by an obligation of confidentiality to the Company or its Affiliates.
“Consultant” means an independent contractor or consultant who provides or provided managerial-level services and who performs or performed a substantial portion of her or her services for the Company or any Subsidiary thereof.
“Customer” has the meaning set given to that term in Section 4(b) hereof.
“Government Agencies” has the meaning given to that term in Section 3(b) hereof.
“Material Contact” means contact between Executive and each Customer or potential Customer of the Company and/or any of its Subsidiaries (a) with whom Executive dealt on behalf of the Company or any its Subsidiaries, (b) whose dealings with the Company or its Subsidiaries were coordinated or supervised by Executive, (c) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company or its Subsidiaries, or (d) who receives products or services authorized by the Company or its Subsidiaries, the sale or possession of which results or resulted in possible compensation, commissions, or earnings for Executive.
“Restricted Period” has the meaning given to that term in Section 4(a) hereof.
“Territory” means any state, county, municipality or city anywhere in the United States over which Executive has executive, managerial or sales responsibility during the twelve (12) month period prior to Executive’s termination of employment or engagement with the Company or its Subsidiaries.
“Work Product” has the meaning given to that term in Section 7 hereof.
3.Confidentiality.
(a)Executive acknowledges that, during the course of Executive’s employment, Executive will occupy a position of trust and confidence with the Company and its Affiliates,
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and Executive will acquire and have access to, and has acquired and has had access to, Confidential Information, the use or disclosure of which could cause the Company or its Affiliates substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Executive agrees that, subject to Sections 3(b) – (d), Executive shall not, for a period of five (5) years following the termination of Executive’s employment or engagement with the Company or to the maximum extent permitted by applicable law (whichever is longer), use, disclose or disseminate any Confidential Information except (i) as may be required to perform Executive’s duties as reasonably assigned by Executive’s supervisor, (ii) as required by applicable law (subject, as applicable, to Section 3(d)), or (iii) with the prior written consent of the Company; provided, that Executive’s nondisclosure obligations with respect to any Confidential Information that constitutes a trade secret under law shall apply for the duration that the information qualifies as a trade secret under law. This provision shall be in addition to all requirements of applicable law with respect to maintaining the secrecy and confidentiality of confidential information and trade secrets, and Executive’s obligations hereunder will continue for so long as the information in question continues to constitute Confidential Information.
(b)Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Securities Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”) or to make other disclosures or engage in activities that are protected under the whistleblower provisions of federal, state or local law, rule or regulation. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Governmental Agencies or otherwise participate, testify, or fully cooperate in any investigation or proceeding that may be conducted by any Governmental Agencies, including providing documents or other information, without notice to or approval from the Company or any Affiliate thereof and without risk of being held liable by the Company for liquidated damages or other financial penalties. This Agreement does not impact or limit Executive’s eligibility to receive or accept an award by the U.S. Securities and Exchange Commission or other relief in connection with protected whistleblower activity, including for information provided to any Governmental Agencies.
(c)Executive is hereby notified that, under the Defend Trade Secrets Act, (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
(d)In the event that Executive is required to disclose Confidential Information in response to a legal summons, subpoena or other lawful court order, Executive shall promptly notify the Company in writing of any such legal requirement and assist the Company or its designee upon request in seeking a protective order or in objecting to such request; provided, that any such assistance will be at the sole cost and expense of the Company. If Executive produces any Confidential Information pursuant to the foregoing, Executive shall disclose only that portion of the Confidential Information that Executive is legally compelled to disclose and provide a copy of same to the Company, in each case, to the fullest extent permitted by applicable law.
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4.Non-solicitation.
(a)During Executive’s employment with the Company and a period of one (1) year following Executive’s termination for any reason (the “Restricted Period”), Executive shall not, directly or by assisting others: (i) solicit or encourage to leave the employment or other service of the Company or any of its Subsidiaries, any Consultant or managerial-level employee of the Company or its Subsidiaries, or (ii) solicit for employment or service (on behalf of Executive or any other person or entity) any former Consultant or former managerial-level employee of the Company or its Subsidiaries if that person has not been employed by, or has discontinued providing services to, the Company or any of its Subsidiaries within the then prior one (1) year period, except, in each case, on behalf of the Company or one of its Subsidiaries or with the Company’s prior written consent.
(b)During the Restricted Period, Executive will not, whether for Executive’s own account or for the account of any other person or entity, directly or by assisting others, intentionally interfere with the Company’s or any of its Subsidiaries’ relationship with, or endeavor to entice away from the Company or any of its Subsidiaries, any existing or actively sought tenant, co-investor, co- developer, joint venturer or other customer (together, “Customer”) of the Company or any of its Subsidiaries with whom Executive had Material Contact during the last twelve (12) months of Executive’s employment or engagement with the Company or any of its Subsidiaries, for purposes of providing products or services that are the same as or similar to or otherwise competitive with those provided by the Company or any of its Subsidiaries during the last twenty-four (24) months of Executive’s employment or engagement with the Company or any of its Subsidiaries.
5.Non-competition. During the Restricted Period, unless Executive has obtained the Board’s prior written approval, Executive shall not, directly or by assisting others, render to a Competitor anywhere in the Territory any executive services or other services which are the same as or substantially similar to the services which Executive provided to the Company or any of its Subsidiaries during the last twelve (12) months of Executive’s employment or engagement by the Company or any of its Subsidiaries.
6.Company Policies. During the term of Executive’s employment, Executive shall be subject to and shall abide by all written reasonable policies and procedures of the Company provided to Executive, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that (a) the Company may amend any such policies and guidelines, from time to time, and (b) Executive remains at all times bound by their most current version to the extent made known to Executive and reasonable in scope.
7.Intellectual Property. As between Executive and the Company, the Company shall be the sole owner of all the products and proceeds of Executive’s employment with the Company including, without limitation, all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, formulas, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relate to the Company’s actual business, research and development or existing products or services and that were conceived, developed or made by Executive (whether or not during usual business hours or on the premises of the Company and whether or not alone or in conjunction with any other person) during Executive’s employment with the Company, together with all patent applications, letters patent, trademarks, trade names and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to as “Work Product”). Executive hereby assigns to the Company all of Executive’s right, title and interest in and to any and all such Work Product, and Executive agrees to perform all actions reasonably requested by the Company to establish and
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confirm the Company’s ownership of such Work Product, whether during Executive’s employment thereafter, without any additional compensation.
8.Return of Company Property. All documents and materials relating to the Company and its operations are and shall be the sole property of the Company. Upon the termination of Executive’s employment or engagement for any reason, or upon the Company’s request at any time, Executive shall promptly (a) deliver to the Company all Company property in Executive’s possession or control (including any electronically stored information), (b) delete all Company data stored on any electronic devices or other storage media (including web-based email) that are not owned by the Company but within Executive’s possession or control, and (c) produce for inspection any personal electronic devices that Executive has used for work-related purposes and permit the Company to delete all Company data from such devices.
9.Nondisparagement. During Executive’s employment with the Company and therafter, except as otherwise provided in Sections 3(b) – (d), Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize the Company or any of its Affiliates, or any of its or their employees, directors, managers, officers or representatives, or their respective products and services.
10.Cooperation in Third-Party Disputes. Subject to Sections 3(b) – (d), during Executive’s employment and for a period of two (2) years thereafter, at the reasonable request of the Company, Executive shall cooperate with the Company and/or its Affiliates and each of their respective attorneys or other legal representatives (collectively referred to as “Attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Company and/or any of its Affiliates by any third party with respect to actions or events that occurred during Executive’s employment with the Company (excluding any such claim, litigation or proceeding in which the interests of Executive are adverse to the interests of the Company). Executive’s duty of cooperation shall include, but shall not be limited to: (a) meeting with the Company’s and/or its Affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s knowledge of the matters at issue and recollection of events; (b) appearing at the Company’s and/or its Affiliates’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of Executive’s then-current employer or personal commitments) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of the matters at issue; and (c) signing, at the Company’s request, declarations or affidavits that truthfully state the matters of which Executive has knowledge. The Company shall promptly reimburse Executive for Executive’s actual and reasonable travel or other out-of-pocket expenses (including reasonable attorneys’ fees) that Executive may incur in cooperating with the Company and/or its Affiliates under this Section 8.
11.Good Reason. As contemplated by clause (e) of the definition of “Good Reason” in Section 2 of the Plan, as applied to Executive, Good Reason shall include the following event(s) or circumstance(s), in addition to, and without limiting, the events and circumstances specified in the other clauses of the definition of “Good Reason” as set forth in the Plan:
(a)[TBD]11
12.Participant Status. For purposes of the definitions of “Cause,” “General Severance Multiplier” and “CIC Severance Multiplier” set forth in Section 2 of the Plan, Executive shall be treated as [INSERT CURRENT OFFICER TITLE] from the Effective Date through the Termination Date, regardless of any changes in title or status applicable for other purposes,
1 Note: Any specific Good Reason triggers to be added.
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except as for any amendment, modification or termination permitted under, and consistent with, Section 18 of the Plan.
13.[Termination of Employment Agreement. In exchange for Executive’s rights under the Plan as set forth in the Plan and this Agreement, Executive hereby agrees that the Employment Agreement between Executive and the Company dated as of [DATE] (the “Employment Agreement”) is hereby terminated and of no further force or effect.]2
14.Amendments; Termination. The Company may not amend, modify, terminate or discontinue the Plan or this Agreement in any manner that would adversely affect the rights of Executive under the Plan or this Agreement, unless Executive provides advance written consent to such amendment, modification, termination or discontinuance or except as permitted under, and consistent with, Section 18 of the Plan.
15.Other Provisions.
(a)Reformation; Severability. Executive and the Company intend that: (i) the foregoing covenants concerning, among other things, the exclusive services of Executive to the Company and/or its Affiliates shall be construed as a series of separate covenants; (ii) if any portion of the restrictions set forth in this Agreements should, for any reason whatsoever, be declared invalid by an arbitrator or a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected; and (iii) Executive declares that the territorial, time and other limitations set forth in this Agreement are reasonable and properly required for the adequate protection of the business of the Company and/or its Affiliates. In the event that any such limitation is deemed to be unreasonable by an arbitrator or a court of competent jurisdiction, Executive agrees to the reduction, reformation or other modification which such arbitrator or court shall have deemed reasonable to make any such covenants enforceable. All of the covenants of Executive as set forth in this Agreement are in addition to any other written agreements on the subjects covered herein that Executive may have with the Company and/or any of its Affiliates and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.
(b)Specific Performance. Executive acknowledges and agrees that the confidential information, non-competition, non-solicitation, intellectual property rights and other rights of the Company and its Affiliates (as applicable) referred to in this Agreement are each of substantial value to the Company and/or its Affiliates, and that any breach of Executive’s covenants would cause irreparable harm to the Company and/or its Affiliates for which the Company and/or its Affiliates would have no adequate remedy at law. Therefore, in addition to any other remedies that may be available to the Company and/or any of its Affiliates under this Agreement or otherwise, the Company and/or its Affiliates shall be entitled to obtain temporary restraining orders, preliminary and permanent injunctions and/or other equitable relief to specifically enforce Executive’s duties and obligations under this Agreement, or to enjoin any breach of this Agreement, without the need to post a bond or other security and without the need to demonstrate special damages.
(c)Tolling. Executive agrees that, if any litigation regarding an alleged violation of any of the confidential information, non-competition, non-solicitation, intellectual property rights or other restrictive covenants set forth in this Agreement is initiated during the Restricted Period and the Company or its respective Affiliate (as applicable) is successful on the merits in such litigation, the Restricted Period (or such other term applicable to any of the restrictive covenants as set forth herein) will, to the fullest extent permitted by applicable law, cease to run with respect to the applicable restrictive covenant set forth in this Agreement during the period in
2 Note: To be included for any executive with an existing employment agreement.
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which a court of competent jurisdiction determines that Executive has violated such restrictive covenant, and shall be extended with respect to such Restrictive Covenant for a period of time equal to the time period that Executive is so determined to have breached such restrictive covenant, such that Executive is ultimately foreclosed from engaging in the activities restricted by such restrictive covenant for a time period equal to the full Restricted Period (or such other term applicable to any of the restrictive covenants as set forth herein).
(d)Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
(e)Entire Agreement. This Agreement, together with the Plan [and offer letter entered into by the Company and the Executive], contain the entire agreement between the parties and their predecessors with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto[, including, without limitation, the Employment Agreement.]
(f)GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF GEORGIA. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY TRANSACTIONS CONTEMPLATED HEREBY.
(g)Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 3, 4, 5, and 7 shall survive termination of this Agreement and any termination of Executive’s employment.
(h)Counterparts. The Parties acknowledge and agree that this Agreement may be executed in several counterparts each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted electronically, including by fax or PDF or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
[Signature Page Follows.]
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IN WITNESS HEREOF, the Company and Executive have executed this Agreement to be effective as of the date first written above.

PIEDMONT REALTY TRUST, INC.

By:
    Name:
    Title:

EXECUTIVE
[Name of Executive]

By:
    Name:
    Title:

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ANNEX A
SEPARATION, WAIVER AND RELEASE AGREEMENT
This Separation, Waiver and Release Agreement (this “Agreement”) by and between Piedmont Realty Trust, Inc. (the “Company”) and [NAME](“You” or “Your” and, collectively with the Company, the “Parties”) is entered into and effective as of [DATE] (the “Effective Date”). The Company executes this Agreement for itself and on behalf of its subsidiaries, affiliates, and all related companies, as well as each of their respective current and former officers, directors, shareholders, noteholders, lenders, members, managers, employees, agents, other representatives and any employee benefits plans and any fiduciary of those plans (the “Company Group”) and for purposes of Sections 3, 4, 5, 6, 7 and 8 of this Agreement, “Company” will mean the Company and the Company Group. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Company’s Executive Severance Plan (the “Severance Plan”).
1.Termination Date. The Parties agree that Your employment with the Company terminated, effective as of [DATE] (the “Termination Date”).
2.Compliance Terms. Your compliance with the terms of this Agreement and that certain Executive Severance Plan Participation Agreement with the Company, dated as of [DATE] (the “Participation Agreement”), which is fully incorporated herein by this reference, is a condition precedent to Your rights to the compensation and benefits set forth in the Severance Plan (together with the Participation Agreement, the “Severance Arrangements”).
3.Release. In exchange for the consideration set forth in this Agreement and the Severance Arrangements, except as otherwise set forth below, You release, waive and discharge the Company from any and all claims or liability, whether known or unknown, arising out of any event, act, or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the termination of Your employment, claims arising out of any separation or severance pay or benefits agreement with the Company, claims arising out of the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 1001-1461, claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Georgia Fair Employment Practices Act, the Georgia Equal Pay Act (“GEPA”), the Georgia Prohibition of Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code (“GEEPDC”), and the Georgia Discriminatory Wage Practices Based on Sex Act, all including any amendments and their respective implementing regulations, claims for breach of contract, tort, negligent hiring, negligent retention, negligent supervision, negligent training, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law.
You acknowledge and agree that You will execute any additional documentation or instruments as may be reasonably requested by the Company to confirm or effectuate this Agreement.
4.Representations and Warranties. You agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness and that You do not believe that this Agreement is a subterfuge to avoid disclosure of sexual harassment or gender
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discrimination or to waive such claims. You acknowledge and represent that You: (i) have been fully paid any accrued wages (including, but not limited to, any overtime, bonuses, or commissions, to which You are entitled, if any) through the date you sign this Agreement, and (ii) do not claim that the Company violated or denied Your rights under the Fair Labor Standards Act.
Notwithstanding the foregoing, the release of claims set forth above does not waive (A) any rights to indemnification to which You may be entitled as a result of serving as an officer or director of the Company or any of its Subsidiaries or Affiliates, (B) Your right to receive benefits under the Company’s 401(k) or pension or other employee benefit plans, if any, that either (a) have accrued or vested prior to the Termination Date, or (b) are intended, under the terms of such plans, to survive Your separation from the Company; (C) Your rights under this Agreement, the Severance Arrangements, and any offer letter or other compensation agreement between You and the Company, (D) Your rights with respect to any equity awards granted to you by the Company or any of its Affiliates, (E) any rights to which You are entitled as a shareholder of the Company, or (F) Your rights with respect to workers compensation or unemployment benefits. You acknowledge and agree that You are otherwise waiving all rights to sue or obtain equitable, remedial or punitive relief from the Company of any kind whatsoever concerning any claims subject to this release of claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. You expressly waive all rights afforded by any statute which limit the effect of a release with respect to unknown claims. You understand the significance of Your release of unknown claims and Your waiver of statutory protection against a release of unknown claims. Notwithstanding the foregoing, You further acknowledge that You are not waiving and are not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission (“EEOC”) or any other government agency prohibiting waiver of such right; provided, however, that You hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation (with the exception of any right to receive a whistleblower award for information provided to a government agency). Furthermore, nothing in this Agreement shall interfere with or impede Your right and ability to volunteer information to any federal, state or local government agency or governmental entity in connection with the lawful exercise of such agency’s or entity’s authority, or to discuss or disclose to anyone the details of any acts that constitute sexual assault, sexual harassment, or sex discrimination. Furthermore, nothing in this Agreement shall (x) prohibit You from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (y) require notification or prior approval by anyone of any such report.
You further acknowledge and agree that, as of the day You sign this Agreement, You have fully disclosed to the Company any and all information of which you are aware which could give rise to claims against the Company. You are not aware of any conduct or action by the Company which would be in violation of any federal, state, or local law.
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5.No Admission of Liability. This Agreement is not an admission of liability by You or the Company. You and the Company are entering into this Agreement to reach a mutual agreement concerning Your transition and separation from the Company.
6.Confidentiality. Subject to Section 7 of this Agreement, You acknowledge and agree to the following terms in this Section 6. Neither You nor anyone acting on Your behalf has made or will make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, Internet web page, social networking site, “blog,” or “chat room,” business entity, or association, except: (i) Your spouse; (ii) Your attorneys, accountants, or financial advisors; or (iii) any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena. If You are contacted, served, or learn that You will be served with a subpoena to compel Your testimony or the production of documents concerning this Agreement or Your employment with the Company, You agree to promptly notify the Company’s Chief Human Resources Officer in writing if not prohibited by law to do so. If You disclose the existence or terms of this Agreement pursuant to sub-clauses (i) or (ii) of this paragraph, You will inform such person or entity (a) of this confidentiality provision, and (b) maintain the same level of confidentiality required by this provision. Any breach of this provision by such person or entity will be considered a breach by You. You may not use this Agreement as evidence, except in a proceeding in which a breach of this Agreement is alleged.
7.Permitted Disclosures. Nothing contained in this Agreement limits Your ability to file a charge or complaint with the EEOC, the Securities and Exchange Commission, or any other federal, state, or local governmental or law enforcement agency or commission, or prevents You from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Your ability to communicate with Your attorney or law enforcement or any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company.
8.Other Provisions. The provisions of Section 15 of the Participation Agreement shall apply to this Agreement as if set forth herein, mutatis mutandis.
9.ADEA Release; Revocation Period. You acknowledge that You have entered into this Agreement freely and without coercion, that You have been advised by the Company to consult with counsel of Your choice, that You have had adequate opportunity to so consult, and that You have been given all time periods required by law to consider this Agreement, including, but not limited to, the [21][45]-day period required by the ADEA (the “Consideration Period”). You understand that You may execute this Agreement fewer than [21][45] days from its receipt from the Company but agree that such execution will represent Your knowing waiver of such Consideration Period. You further acknowledge that within the 7-day period following Your execution of this Agreement (the “Revocation Period”), You will have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder will become effective only upon the expiration of the Revocation Period without Your revocation hereof. In order to be effective, notice of Your revocation of this Agreement must be received by the Company in writing on or before the last day of the Revocation Period. Such revocation must be sent in writing to the Company by the following methods: (a) personal delivery; (b) registered or certified mail (postage prepaid, return receipt requested) or national overnight courier service to [INSERT].
If the terms set forth in this Agreement are acceptable, please initial each page, sign below, and return the signed original to the Company. If the Company does not receive a signed original
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within the period specified in the immediately preceding paragraph, then You will not be entitled to the consideration set forth in this Agreement and the Severance Arrangements.
[Signature Page Follows]

12

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

PIEDMONT REALTY TRUST, INC.

By:
    Name:
    Title:

EXECUTIVE
[Name of Executive]

By:
    Name:
    Title:

13